Exhibit 99.1

Vermillion Reports Third Quarter 2018 Financial Results

Conference Call scheduled for today, November 8, 2018 at 4:30 p.m. ET

AUSTIN, Texas — November 8, 2018 — Vermillion, Inc. (NASDAQ: VRML), a bio-analytical solutions company focused on gynecologic disease, today reported its financial results for the third quarter ended September 30, 2018.

“We are pleased to report growth in revenues this quarter on both a year over year and a sequential quarter over quarter basis. We invested significantly in our commercial organization this quarter to provide enhanced focus on large practices as we launch our new offerings,” stated Valerie Palmieri, President and CEO of Vermillion. “We are very pleased with the level of interest in our new offerings, and we believe we have the right commercial team to drive adoption of our three new product offerings, our enhanced reflex offering in OVA1+, our new decentralized platform aimed at large practices and our new ethnic disparity data.”

Recent Corporate Developments and Upcoming Milestones

•	Revenue for OVA1 increased in the third quarter 12% compared to the same quarter in 2017 and 18% sequentially compared to the second quarter of 2018 driven by strong price realization.

•	Expanded the overall Commercial team to 20, while strengthening the skillset of the team to focus on large practices

•

In contracting phase with two OBGyn super groups which will utilize our newly launched platform and cloud service offering for decentralizing OVA1 testing. The platform and web service will allow OVA1 and its OVA Calc to be performed locally on the premises. Decentralizing OVA1 allows for increased reach to more patients, “real time” testing, and access to previously inaccessible markets.

•

Signed a payer coverage agreement with Clalit Health Services in Israel. Clalit Health Services is Israel’s largest HMO and healthcare provider with approximately 3.8 million insured members or about half of the insured population. OVA1 is being offered as part of the "Clalit Mushlam Coverage". Clalit Mushlam provides wider access to medical services that members can purchase above and beyond the minimum level of medical services provided under Israel’s National Health Insurance Law. The testing in Israel will be distributed via ProGenetics,

•

Entered into a comprehensive study agreement with Clalit Health Services to validate OVA1® (MIA), OVERA® (MIA2G) and OVA1®+ on the Israeli population.  Our technology will be studied on this high risk BRCA population to determine if earlier stage disease can be diagnosed and if the time to surgical treatment can be expedited for improved surgical outcomes for patients with an adnexal mass.

•

Launched the new enhanced reflex offering OVA1+ which is designed to improve accuracy and reduce false positives by nearly 40% by leveraging the strengths of OVA1’s sensitivity and Overa’s specificity.  This new offering will also be available through a decentralized structure.

•	Presented CA125 Disparity data at Mid-Atlantic Gynecologic Oncology Society. Abstract and Manuscript submitted for National publication.

•	Expanded coverage by 2 million bringing total covered lives to 131M.

Q3 2018 Financial Results

•

Total revenue in the third quarter of 2018 was $774 thousand compared to $699 thousand in the prior year quarter. Product revenue in the third quarter of 2018 totaled $739 thousand compared to $657 thousand in the prior year quarter, representing a 12% year-over-year increase. 1,981 OVA1 tests were performed in the third quarter of 2018, versus 1,954 OVA1 tests performed in the prior year quarter.

•	Revenue on a per-test-performed basis was $373 in the third quarter of 2018, representing a 11% increase over revenue per test performed of $336 in the third quarter of 2017.

•

Total operating expenses in the third quarter of 2018 was $2.6 million compared to $2.4 million in the same year-ago quarter, representing an increase of 9%. The increase is primarily attributable to increased investment in sales and marketing resources.

•

Net loss attributable to common shareholders for the third quarter of 2018 was $2.7 million or $(0.04) per share, as compared to a net loss of $3.5 million or $(0.06) per share after giving effect to the deemed dividend in the same year-ago quarter.

•	There were 75.4 million common shares outstanding at September 30, 2018.

•	Cash and cash equivalents at September 30, 2018 were $11.8 million.

•	The company utilized $2.4 million in cash in the third quarter of 2018.

Conference Call and Webcast

Vermillion’s President and CEO, Valerie Palmieri, will host a call today to discuss results followed by a question and answer period at 4:30 p.m. Eastern Time.

Thursday, November 8th @ 4:30pm Eastern Time

Domestic:888-394-8218

International:323-701-0225

Conference ID:6438118

Webcast:http://public.viavid.com/index.php?id=131705

Replays, Available through November 22nd:

Domestic:844-512-2921

International:412-317-6671

Replay PIN:6438118

About Vermillion, Inc.

Vermillion, Inc. is dedicated to the discovery; development and commercialization of novel high-value diagnostic and bio-analytical solutions that help physicians diagnose, treat and improve gynecologic health outcomes for women. Vermillion, along with its prestigious scientific collaborators, discovers, develops, and delivers innovative diagnostic and technology tools that help women with serious diseases. The company's initial in vitro diagnostic test, OVA1® (MIA), was the first FDA cleared, protein-based In Vitro Diagnostic Multivariate Index Assay, and represented a new class of software-based liquid biopsy in vitro diagnostics. In March 2016, Vermillion received FDA clearance for Overa™, a Multivariate Index Assay 2nd Generation (MIA2G) test with significantly improved specificity and ease of use. Vermillion’s tests are intended to characterize and stage disease, and to help guide decisions regarding patient treatment, which may include decisions to refer patients to specialists, to perform additional testing, or to assist in monitoring response to therapy.

Forward-Looking Statement

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties.  All statements other than statements of historical facts contained in this press release are forward-looking statements. Words such as “may,” “expects,” “intends,” “anticipates,” “believes,” “estimates,” “plans,” “seeks,” “could,” “should,” “continue,” “will,” “potential,” “projects” and similar expressions are intended to identify forward-looking statements.  These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, including the risks and uncertainties inherent in Vermillion’s business, including those described in the section entitled “Risk Factors” in Vermillion’s Annual Report on Form 10-K for the year ended December 31, 2017 as supplemented by the section entitled “Risk Factors” in Vermillion’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018..  The events and circumstances reflected in Vermillion’s forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements.  Vermillion expressly disclaims any obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this press release, except as required by law.

Investor Relations Contact:

Ashley R. Robinson

LifeSci Advisors, LLC

Tel 617-535-7742

Arr@lifesciadvisors.com

Vermillion, Inc.

Consolidated Balance Sheets

(Amounts in Thousands, Except Share and Par Value Amounts)

(Unaudited)

	September 30,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$11,760	$5,539
Accounts receivable, net	656	205
Prepaid expenses and other current assets	242	459
Inventories	115	102
Total current assets	12,773	6,305
Property and equipment, net	701	1,181
Other assets	-	11
Total assets	$13,474	$7,497

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$495	$745
Accrued liabilities	1,741	1,650
Short-term debt	188	185
Other current liabilities	-	29
Total current liabilities	2,424	2,609
Non-current liabilities:
Long-term debt	1,340	1,481
Total liabilities	3,764	4,090
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.001 per share, 5,000,000 shares authorized at
September 30, 2018 and December 31, 2017; none issued and outstanding at
September 30, 2018 and December 31, 2017	-	-
Common stock, par value $0.001 per share, 150,000,000 shares authorized at
September 30, 2018 and December 31, 2017; 75,382,684 and 60,036,017 shares issued and outstanding at September 30, 2018 and December 31, 2017,
respectively	75	60
Additional paid-in capital	413,739	399,400
Accumulated deficit	(404,104)	(396,053)
Total stockholders’ equity	9,710	3,407
Total liabilities and stockholders’ equity	$13,474	$7,497

Vermillion, Inc.

Consolidated Statements of Operations

(Amounts in Thousands, Except Share and Per Share Amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue:
Product	$739	$657	$1,979	$2,195
Service	35	42	152	128
Total revenue	774	699	2,131	2,323
Cost of revenue:(1)
Product	477	495	1,538	1,345
Service	301	284	851	855
Total cost of revenue	778	779	2,389	2,200
Gross profit (loss)	(4)	(80)	(258)	123
Operating expenses:
Research and development(2)	129	192	425	685
Sales and marketing(3)	1,343	1,050	4,046	3,114
General and administrative(4)	1,167	1,177	3,780	3,825
Total operating expenses	2,639	2,419	8,251	7,624
Loss from operations	(2,643)	(2,499)	(8,509)	(7,501)
Interest income (expense), net	(6)	(10)	(25)	(32)
Other income (expense), net	(3)	-	(17)	(9)
Net loss	$(2,652)	$(2,509)	$(8,551)	$(7,542)
Deemed dividend on warrant repricing	-	(942)	-	(942)
Net loss attributable to common stockholders	$(2,652)	$(3,451)	$(8,551)	$(8,484)
Net loss per share attributable to common stockholders - basic and diluted	$(0.04)	$(0.06)	$(0.13)	$(0.15)
Weighted average common shares used to compute basic and diluted net loss per common share	75,306,074	57,455,786	68,288,216	55,909,788
Non-cash stock-based compensation expense included in cost of revenue and operating expenses:
(1) Cost of revenue	$35	$29	$93	$108
(2) Research and development	2	2	4	7
(3) Sales and marketing	14	38	85	115
(4) General and administrative	245	257	657	767